CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Members
GGP-TRS L.L.C.:

We consent to the incorporation by reference in the registration statements (Nos. 333-170889 and 333-182504) on Form S-8 and (Nos. 333-189463, 333-189464, 333-172791, 333-172793, 333-172795, and 333-182380) on Form S-3 of General Growth Properties, Inc. of our report dated February 28, 2013, with respect to the consolidated statements of operations, changes in members’ capital, and cash flows for the year ended December 31, 2012 (not presented separately herein), which report appears in the December 31, 2014 annual report on Form 10-K of General Growth Properties, Inc.
/s/ KPMG LLP
Chicago, Illinois
March 2, 2015